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                                                                   EXHIBIT 23.3

                                               [LOGO OF THE REAL ESTATE LEADERS]

July 19, 1999

BAMBOO.COM
124 University Avenue
Palo Alto, CA 94301

This letter will confirm that RE/MAX International, Inc. has given BAMBOO.COM permission to use the RE/MAX Approved Supplier logo and the following quote provided by Dave Liniger, Chairman and Co-Founder of RE/MAX, for use in their prospectus only.

"We actively encourage RE/MAX associates to stay on the cutting edge of technology, and certainly offering a virtual tour of real estate is one of the most exciting consumer services available today. BAMBOO.COM has created a win/win for everyone with its affordable and turnkey virtual home tours for real estate agents, and easy access for the consumer, with no Internet plug-ins or downloads required. By far, it's the best virtual tour product on the market today."

In addition, RE/MAX International, Inc. gives it permission to attach a copy of the RE/MAX Approved Supplier agreement as an exhibit to amendments to BAMBOO.COM's Registration Statement.

Sincerely,

/s/ BRUCE BENHAM                                /s/ DAVE LINIGER
    ----------------------------------------        ----------------------------
    Bruce Benham                                    Dave Liniger
    Vice President of Information Technology        Chairman and Co-Founder


cc:  Attachment -- RE/MAX Approved Supplier Agreement